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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 33-43628 of the Travelers Series Trust (the "Trust") on Form N-1A of our report dated December 20, 2005, appearing in the annual report to shareholders of the AIM Capital Appreciation Portfolio, MFS Total Return Portfolio, Pioneer Strategic Income Portfolio, Salomon Brothers Strategic Total Return Bond Portfolio, Strategic Equity Portfolio, Travelers Managed Income Portfolio, and Van Kampen Enterprise Portfolio for the year ended October 31, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 28, 2006